-------------------                                           ------------------
CUSIP No. 76657R106                    13G                    Page 1 of 43 Pages
-------------------                                           ------------------


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*



                           Rightnow Technologies, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, $0.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    76657R106
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]   Rule 13d-1(b)
     [ ]   Rule 13d-1(c)
     [X]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 43 Pages

-------------------                                           ------------------
CUSIP No. 76657R106                    13G                    Page 2 of 43 Pages
-------------------                                           ------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Summit Accelerator Fund, L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware limited partnership
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,276,621 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,276,621 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,276,621 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.85%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 43 Pages

-------------------                                           ------------------
CUSIP No. 76657R106                    13G                    Page 3 of 43 Pages
-------------------                                           ------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Summit Accelerator Founders' Fund, L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware limited partnership
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,276,621 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,276,621 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,276,621 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.85%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 43 Pages

-------------------                                           ------------------
CUSIP No. 76657R106                    13G                    Page 4 of 43 Pages
-------------------                                           ------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Summit (SAF) Investors IV, L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware limited partnership
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,276,621 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,276,621 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,276,621 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.85%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 43 Pages

-------------------                                           ------------------
CUSIP No. 76657R106                    13G                    Page 5 of 43 Pages
-------------------                                           ------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Summit Accelerator Partners, L.L.C.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware limited partnership
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,276,621 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,276,621 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,276,621 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.85%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        CO
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 5 of 43 Pages

-------------------                                           ------------------
CUSIP No. 76657R106                    13G                    Page 6 of 43 Pages
-------------------                                           ------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Summit Accelerator Partners, L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware limited partnership
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,276,621 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,276,621 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,276,621 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.85%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 6 of 43 Pages

-------------------                                           ------------------
CUSIP No. 76657R106                    13G                    Page 7 of 43 Pages
-------------------                                           ------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Summit Accelerator Management, L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware limited partnership
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,276,621 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,276,621 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,276,621 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.85%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 7 of 43 Pages

-------------------                                           ------------------
CUSIP No. 76657R106                    13G                    Page 8 of 43 Pages
-------------------                                           ------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Summit Accelerator Management, L.L.C.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware limited liability company
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,276,621 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,276,621 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,276,621 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.85%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        CO
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 8 of 43 Pages

-------------------                                           ------------------
CUSIP No. 76657R106                    13G                    Page 9 of 43 Pages
-------------------                                           ------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Summit Partners, L.L.C.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware limited liability company
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,276,621 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,276,621 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,276,621 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.85%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        CO
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 9 of 43 Pages

-------------------                                          -------------------
CUSIP No. 76657R106                    13G                   Page 10 of 43 Pages
-------------------                                          -------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        E. Roe Stamps, IV
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,276,621 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,276,621 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,276,621 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.85%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 10 of 43 Pages

-------------------                                          -------------------
CUSIP No. 76657R106                    13G                   Page 11 of 43 Pages
-------------------                                          -------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Stephen G. Woodsum
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,276,621 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,276,621 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,276,621 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.85%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 11 of 43 Pages

-------------------                                          -------------------
CUSIP No. 76657R106                    13G                   Page 12 of 43 Pages
-------------------                                          -------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Gregory M. Avis
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                49,999 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,276,621 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 49,999 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,276,621 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,326,620 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        8.01%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 12 of 43 Pages

-------------------                                          -------------------
CUSIP No. 76657R106                    13G                   Page 13 of 43 Pages
-------------------                                          -------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Martin J. Mannion
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,276,621 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,276,621 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,276,621 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.85%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 13 of 43 Pages

-------------------                                          -------------------
CUSIP No. 76657R106                    13G                   Page 14 of 43 Pages
-------------------                                          -------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Bruce R. Evans
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,276,621 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,276,621 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,276,621 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.85%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 14 of 43 Pages

-------------------                                          -------------------
CUSIP No. 76657R106                    13G                   Page 15 of 43 Pages
-------------------                                          -------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Thomas S. Roberts
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,276,621 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,276,621 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,276,621 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.85%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 15 of 43 Pages

-------------------                                          -------------------
CUSIP No. 76657R106                    13G                   Page 16 of 43 Pages
-------------------                                          -------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Walter G. Kortschak
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,276,621 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,276,621 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,276,621 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.85%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 16 of 43 Pages

-------------------                                          -------------------
CUSIP No. 76657R106                    13G                   Page 17 of 43 Pages
-------------------                                          -------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Joseph F. Trustey
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,276,621 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,276,621 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,276,621 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 17 of 43 Pages

-------------------                                          -------------------
CUSIP No. 76657R106                    13G                   Page 18 of 43 Pages
-------------------                                          -------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Kevin P. Mohan
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,276,621 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,276,621 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,276,621 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.85%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 18 of 43 Pages

-------------------                                          -------------------
CUSIP No. 76657R106                    13G                   Page 19 of 43 Pages
-------------------                                          -------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Peter Y. Chung
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,276,621 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,276,621 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,276,621 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.85%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 19 of 43 Pages

-------------------                                          -------------------
CUSIP No. 76657R106                    13G                   Page 20 of 43 Pages
-------------------                                          -------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Harrison B. Miller
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,136,082 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,136,082 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,136,082 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.37%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 20 of 43 Pages

-------------------                                          -------------------
CUSIP No. 76657R106                    13G                   Page 21 of 43 Pages
-------------------                                          -------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Marc A. Friend
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware limited partnership
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,136,082 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,136,082 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,136,082 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.37%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 21 of 43 Pages

                                  Schedule 13G
                                  ------------


Item 1(a).          Name of Issuer: Rightnow Technologies, Inc.
                    --------------

Item 1(b).          Address of Issuer's Principal Executive Offices:
                    -----------------------------------------------
                    40 Enterprise Blvd., Bozeman, MT  59718-9300

Item 2(a).          Names of Persons Filing:
                    -----------------------
                    Summit Accelerator Fund, L.P., Summit Accelerator Founders' Fund, L.P., Summit (SAF) Investors IV, L.P., Summit Accelerator Partners, L.L.C., Summit Accelerator Partners, L.P., Summit Accelerator Management, L.P., Summit Accelerator Management, L.L.C., Summit Partners, LLC and Messrs. E. Roe Stamps, IV, Stephen G. Woodsum, Gregory M. Avis, Martin J. Mannion, Bruce R. Evans, Thomas S. Roberts, Walter G. Kortschak, Joseph F. Trustey, Kevin P. Mohan, Peter Y. Chung, Harrison B. Miller and Marc A. Friend.

                    Summit Partners, LLC is the sole general partner of each of Summit Accelerator Management, L.L.C., Summit Accelerator Partners, L.P. and Summit (SAF) Investors IV, L.P. Summit Accelerator Management, L.L.C is the sole general partner of Summit Accelerator Management, L.P. Summit Accelerator Management, L.P and Summit Accelerator Partners, L.P. are the sole general partners of Summit Accelerator Partners, L.L.C. Summit Accelerator Partners, L.L.C is the sole general partner of each of Summit Accelerator Fund, L.P. and Summit Accelerator Founders' Fund, L.P. Messrs. Stamps, Woodsum, Avis, Mannion, Evans, Roberts, Kortschak, Trustey, Mohan and Chung are individual members of Summit Partners, LLC. Messrs. Miller and Friend are individual members of Summit Accelerator Management, L.L.C.


Item 2(b).          Address of Principal Business Office or, if None, Residence:
                    -----------------------------------------------------------
                    The address of the principal business office of Summit Accelerator Fund, L.P., Summit Accelerator Founders' Fund, L.P., Summit (SAF) Investors IV, L.P., Summit Accelerator Partners, L.L.C., Summit Accelerator Partners, L.P., Summit Accelerator Management, L.P., Summit Accelerator Management, L.L.C., Summit Partners, LLC and Messrs. Stamps, Woodsum, Mannion, Evans, Roberts, Trustey and Mohan is Summit Partners, 222 Berkeley Street, 18th Floor, Boston, Massachusetts 02116. The address of the principal business office of Messrs. Avis, Kortschak, Chung, Miller and Friend is Summit Partners, 499 Hamilton Avenue, Palo Alto, California 94301.

Item 2(c).          Citizenship:
                    -----------
                    Each of Summit Accelerator Fund, L.P., Summit Accelerator Founders' Fund, L.P., Summit (SAF) Investors IV, L.P., Summit Accelerator Partners, L.P. and Summit Accelerator Management, L.P. is a limited partnership organized under the laws of the State of Delaware. Each of Summit Accelerator Partners, L.L.C., Summit Accelerator Management, L.L.C. and Summit Partners, LLC is a limited liability company organized under the laws of the State of Delaware.

                               Page 22 of 43 Pages

                    Each of Messrs. Stamps, Woodsum, Avis, Mannion, Evans, Roberts, Kortschak, Trustey, Mohan, Chung, Miller and Friend is a United States citizen.

Item 2(d).          Title of Class of Securities: Common Stock, $0.001 par value
                    ----------------------------

Item 2(e).          CUSIP Number: 76657R106
                    ------------

Item 3.             If this statement is filed pursuant to Rules 13d-1(b), or
                    ---------------------------------------------------------
                    13d-2(b) or (c), check whether the person filing is a:
                    -----------------------------------------------------
                    Not Applicable.

Item 4.             Ownership.
                    ---------

                    (a) Amount Beneficially Owned:

                            Each of Summit Accelerator Fund, L.P., Summit Accelerator Founders' Fund, L.P., Summit (SAF) Investors IV, L.P., Summit Accelerator Partners, L.L.C., Summit Accelerator Partners, L.P., Summit Accelerator Management, L.P., Summit Accelerator Management, L.L.C., Summit Partners, LLC (individually an "Entity" and collectively the "Entities") may be deemed to own beneficially 2,276,621 shares of Common Stock as of December 31, 2004. Each of Messrs. Stamps, Woodsum, Mannion, Evans, Roberts, Kortschak, Trustey, Mohan and Chung may be deemed to own beneficially 2,276,621 shares of Common Stock as of December 31, 2004. Each of Messrs. Miller and Friend may be deemed to own beneficially 2,136,082 shares of Common Stock as of December 31, 2004. Mr. Avis may be deemed to own beneficially 2,326,620 shares of Common Stock as of December 31, 2004, which includes the right to receive 49,999 shares of Common Stock upon the exercise of certain stock options.

                            As of December 31, 2004, Summit Accelerator Fund, L.P. was the record owner of 2,031,341 shares of Common Stock. As of December 31, 2004, Summit Accelerator Founders' Fund, L.P. was the record owner of 104,741 shares of Common Stock. As of December 31, 2004, Summit (SAF) Investors IV, L.P. was the record owner of 140,539 shares of Common Stock. The shares held of record by Summit Accelerator Fund, L.P., Summit Accelerator Founders' Fund, L.P., Summit (SAF) Investors IV, L.P. are referred to herein collectively as the "Record Shares." By virtue of the affiliate relationships among the Entities, each Entity may be deemed to own beneficially all of the Record Shares. Hence, each Entity may be deemed to own beneficially 2,276,621 shares of Common Stock. In their capacities as individual members of Summit Partners, LLC, each of Messrs. Stamps, Woodsum, Mannion, Evans, Roberts, Kortschak, Trustey, Mohan and Chung may be deemed to own beneficially 2,276,621 shares of Common Stock. In their capacities as individual members of Summit Accelerator Management, LLC, each of Messrs. Miller and Friend may be deemed to own beneficially 2,136,082 shares of Common Stock. In his capacity as an individual member of Summit Partners, LLC, and as the record holder of up to 49,999 shares of Common Stock issuable upon exercise of certain options that are exercisable within 60 days of February 14, 2005, Mr. Avis may be deemed to own beneficially 2,326,620 shares of Common Stock.

                               Page 23 of 43 Pages

                            Each of the reporting persons expressly disclaims beneficial ownership of any shares of Rightnow Technologies, Inc., except in the case of Summit Accelerator Fund, L.P. for the 2,031,341 shares which it holds of record, Summit Accelerator Founders Fund, L.P. for the 104,741 shares which it holds of record and Summit (SAF) Investors IV,L.P. for the 140,539 shares which it holds of record, and, in the case of Mr. Avis, for the 49,999 shares of Common Stock issuable upon the exercise of certain stock options that are exercisable within 60 days of February 14, 2005.


                    (b) Percent of Class:

                            Summit Accelerator Fund, L.P.:  7.85%
                            Summit Accelerator Founders' Fund, L.P.: 7.85% Summit (SAF) Investors IV, L.P.: 7.85%
                            Summit Accelerator Partners, L.L.C.:  7.85%
                            Summit Accelerator Partners, L.P.:  7.85%
                            Summit Accelerator Management, L.P.:  7.85%
                            Summit Accelerator Management, L.L.C.: 7.85% Summit Partners, LLC: 7.85%
                            E. Roe Stamps, IV:  7.85%
                            Stephen G. Woodsum:  7.85%
                            Gregory M. Avis:  8.01%
                            Martin J. Mannion:  7.85%
                            Bruce R. Evans:  7.85%
                            Walter G. Kortschak:  7.85%
                            Thomas S. Roberts:  7.85%
                            Joseph F. Trustey:  7.85%
                            Kevin P. Mohan:  7.85%
                            Peter Y. Chung:  7.85%
                            Harrison B. Miller:  7.37%
                            Marc A. Friend:  7.37%

                            The foregoing percentages are calculated based on the 29,003,095 shares of Common Stock reported to be outstanding in a Quarterly Report on Form 10-Q for Rightnow Technologies, Inc. for the quarterly period ended September 30, 2004.

                    (c) Number of shares as to which such person has:

                            (i) sole power to vote or to direct the vote:

                            0 shares for each reporting person, except Mr. Avis. For Mr. Avis 49,999 shares of Common Stock issuable upon exercise of certain options exercisable within 60 days of February 14, 2005.

                            (ii) shared power to vote or to direct the vote:

                            Summit Accelerator Fund, L.P.: 2,276,621 shares Summit Accelerator Founders' Fund, L.P.: 2,276,621 shares

                               Page 24 of 43 Pages

                            Summit (SAF) Investors IV, L.P.: 2,276,621 shares Summit Accelerator Partners, L.L.C.: 2,276,621 shares
                            Summit Accelerator Partners, L.P.: 2,276,621 shares Summit Accelerator Management, L.P.: 2,276,621 shares
                            Summit Accelerator Management, L.L.C.: 2,276,621 shares
                            Summit Partners, LLC:  2,276,621 shares
                            E. Roe Stamps, IV:  2,276,621 shares
                            Stephen G. Woodsum:  2,276,621 shares
                            Gregory M. Avis:  2,276,621 shares
                            Martin J. Mannion:  2,276,621 shares
                            Bruce R. Evans:  2,276,621 shares
                            Walter G. Kortschak:  2,276,621 shares
                            Thomas S. Roberts:  2,276,621 shares
                            Joseph F. Trustey:  2,276,621 shares
                            Kevin P. Mohan:  2,276,621 shares
                            Peter Y. Chung:  2,276,621 shares
                            Harrison B. Miller:  2,136,082 shares
                            Marc A. Friend:  2,136,082 shares

                            (iii) sole power to dispose or direct the
                                  disposition of:

                            0 shares for each reporting person, except Mr. Avis. For Mr. Avis 49,999 shares of Common Stock issuable upon exercise of certain options exercisable within 60 days of February 14, 2005.

                            (iv) shared power to dispose or direct the
                                 disposition of:

                            Summit Accelerator Fund, L.P.: 2,276,621 shares Summit Accelerator Founders Fund, L.P.: 2,276,621 shares
                            Summit (SAF) Investors IV, L.P.: 2,276,621 shares Summit Accelerator Partners, L.L.C.: 2,276,621 shares
                            Summit Accelerator Partners, L.P.: 2,276,621 shares Summit Accelerator Management, L.P.: 2,276,621 shares
                            Summit Accelerator Management, L.L.C.: 2,276,621 shares
                            Summit Partners, LLC:  2,276,621 shares
                            E. Roe Stamps, IV:  2,276,621 shares
                            Stephen G. Woodsum:  2,276,621 shares
                            Gregory M. Avis:  2,276,621 shares
                            Martin J. Mannion:  2,276,621 shares
                            Bruce R. Evans:  2,276,621 shares
                            Walter G. Kortschak:  2,276,621 shares
                            Thomas S. Roberts:  2,276,621 shares
                            Joseph F. Trustey:  2,276,621 shares
                            Kevin P. Mohan:  2,276,621 shares
                            Peter Y. Chung:  2,276,621 shares
                            Harrison B. Miller:  2,136,082 shares
                            Marc A. Friend:  2,136,082 shares

                               Page 25 of 43 Pages

Item 5.             Ownership of Five Percent or Less of a Class.
                    --------------------------------------------
                    Not Applicable

Item 6.             Ownership of More than Five Percent on Behalf of Another
                    --------------------------------------------------------
                    Person.
                    ------
                    Not Applicable.

Item 7.             Identification and Classification of the Subsidiary which
                    ---------------------------------------------------------
                    Acquired the Security Being Reported on By the Parent
                    -----------------------------------------------------
                    Holding Company.
                    ---------------
                    Not Applicable.

Item 8.             Identification and Classification of Members of the Group.
                    ---------------------------------------------------------
                    Not Applicable. The reporting persons expressly disclaim membership in a "group" as used in 13d-1(b)(1)(ii)(J).

Item 9.             Notice of Dissolution of Group.
                    ------------------------------
                    Not Applicable.

Item 10.            Certification.
                    -------------
                    Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).

                               Page 26 of 43 Pages

                                   SIGNATURES
                                   ----------

     After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on Exhibit 1 hereto.

Dated:  February 11, 2005.

SUMMIT ACCELERATOR FUND, L.P.                   SUMMIT ACCELERATOR FOUNDERS' FUND , L.P.

By: Summit Accelerator Partners, L.L.C.         By: Summit Accelerator Partners, L.L.C.

By: Summit Accelerator Management, L.P.         By: Summit Accelerator Management, L.P.

By: Summit Accelerator Management, L.L.C.       By: Summit Accelerator Management, L.L.C.

By: Summit Partners, LLC                        By: Summit Partners, LLC

By:                 *                           By:                *
    ----------------------------------              -----------------------------------
      General Partner                                 General Partner



SUMMIT ACCELERATOR PARTNERS, L.L.C.             SUMMIT ACCELERATOR MANAGEMENT, L.P.

By: Summit Accelerator Management, L.P.         By: Summit Accelerator Management, L.L.C.

By: Summit Accelerator Management, L.L.C.       By: Summit Partners, LLC

By: Summit Partners, LLC                        By:                *
                                                    -----------------------------------
                                                      General Partner
By:                 *
    ----------------------------------
      General Partner



SUMMIT ACCELERATOR MANAGEMENT, L.L.C.           SUMMIT (SAF) INVESTORS IV, L.P.

By: Summit Partners, LLC                        By: Summit Partners, LLC

By:                 *                           By:                *
    ----------------------------------              -----------------------------------
      General Partner                                 General Partner



SUMMIT PARTNERS, LLC                                               *
                                                ---------------------------------------
                                                E. Roe Stamps, IV
By:                 *
    ----------------------------------
      General Partner

                               Page 27 of 43 Pages

SUMMIT ACCELERATOR PARTNERS, L.P.                                  *
                                                ---------------------------------------
                                                Martin J. Mannion
By: Summit Partners, LLC

By:                 *
    ----------------------------------
      General Partner



                    *                                              *
--------------------------------------          ---------------------------------------
Gregory M. Avis                                 Bruce R. Evans



                    *                                              *
--------------------------------------          ---------------------------------------
Walter G. Kortschak                             Thomas S. Roberts



                    *                                              *
--------------------------------------          ---------------------------------------
Joseph F. Trustey                               Kevin P. Mohan



                    *                                              *
--------------------------------------          ---------------------------------------
Peter Y. Chung                                  Harrison B. Miller



                    *                                              *
--------------------------------------          ---------------------------------------
Marc A. Friend                                  Stephen G. Woodsum




                                                *By: /s/ Stephen G. Woodsum
                                                     ----------------------------------
                                                     Stephen G. Woodsum
                                                     Attorney-in-fact


--------------------------------------------------------------------------------
* Pursuant to Powers of Attorney on file with the Commission, which Powers of Attorney are incorporated herein by reference. Copies of such Powers of Attorney are attached hereto as Exhibit 2.

                               Page 28 of 43 Pages

                                                                       Exhibit 1
                                                                       ---------

                                    AGREEMENT

     Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares Rightnow Technologies, Inc.

     This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

     EXECUTED this 11th day of February, 2005.

SUMMIT ACCELERATOR FUND, L.P.                   SUMMIT ACCELERATOR FOUNDERS' FUND , L.P.

By: Summit Accelerator Partners, L.L.C.         By: Summit Accelerator Partners, L.L.C.

By: Summit Accelerator Management, L.P.         By: Summit Accelerator Management, L.P.

By: Summit Accelerator Management, L.L.C.       By: Summit Accelerator Management, L.L.C.

By: Summit Partners, LLC                        By: Summit Partners, LLC

By:                 *                           By:                *
    ----------------------------------              -----------------------------------
      General Partner                                 General Partner



SUMMIT ACCELERATOR PARTNERS, L.L.C.             SUMMIT ACCELERATOR MANAGEMENT, L.P.

By: Summit Accelerator Management, L.P.         By: Summit Accelerator Management, L.L.C.

By: Summit Accelerator Management, L.L.C.       By: Summit Partners, LLC

By: Summit Partners, LLC                        By:                *
                                                    -----------------------------------
                                                      General Partner
By:                 *
    ----------------------------------
      General Partner



SUMMIT ACCELERATOR MANAGEMENT, L.L.C.           SUMMIT (SAF) INVESTORS IV, L.P.

By: Summit Partners, LLC                        By: Summit Partners, LLC

By:                 *                           By:                *
    ----------------------------------              -----------------------------------
      General Partner                                 General Partner


                               Page 29 of 43 Pages

SUMMIT PARTNERS, LLC                            SUMMIT ACCELERATOR PARTNERS, L.P.

By:                 *                           By: Summit Partners, LLC
    ----------------------------------
      General Partner
                                                By:                *
                                                    -----------------------------------
                                                      General Partner



                    *                                              *
--------------------------------------          ---------------------------------------
Stephen G. Woodsum                              Martin J. Mannion



                    *                                              *
--------------------------------------          ---------------------------------------
Gregory M. Avis                                 Bruce R. Evans



                    *                                              *
--------------------------------------          ---------------------------------------
Walter G. Kortschak                             Thomas S. Roberts



                    *                                              *
--------------------------------------          ---------------------------------------
Joseph F. Trustey                               Kevin P. Mohan



                    *                                              *
--------------------------------------          ---------------------------------------
Peter Y. Chung                                  Harrison B. Miller



                    *                                              *
--------------------------------------          ---------------------------------------
Marc A. Friend                                  E. Roe Stamps, IV



                                                *By: /s/ Stephen G. Woodsum
                                                     ----------------------------------
                                                     Stephen G. Woodsum
                                                     Attorney-in-fact

--------------------------------------------------------------------------------
* Pursuant to Powers of Attorney on file with the Commission, which Powers of Attorney are incorporated herein by reference. Copies of such Powers of Attorney are attached hereto as Exhibit 2.

                               Page 30 of 43 Pages

                                                                       Exhibit 2
                                                                       ---------
                                POWER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each and any of E. Roe Stamps, IV, Stephen
G. Woodsum, Gregory M. Avis, Walter G. Kortschak and Thomas F. Farb his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of himself individually or on behalf of each or any of Summit Ventures, L.P., SP (1984), L.P. (f/k/a Summit Partners, L.P.), Stamps, Woodsum & Co., Summit Partners' Holdings, L.P., Summit Ventures II, L.P., Summit Partners II, L.P., Stamps, Woodsum & Co. II, SV Eurofund C.V., SV International, L.P., Summit Investors, L.P., Summit Investors II, L.P., Summit Investors III, L.P., Summit Ventures III, L.P., Summit Partners III, L.P., Stamps, Woodsum & Co. III, Summit Ventures IV, L.P., Summit Partners IV, L.P., Stamps, Woodsum & Co., IV, Summit Subordinated Debt Fund, L.P., Summit Partners SD, L.P., Summit E-Tek Holdings, LLC, SW Management Corp., Summit Partners, L.P., Summit Master Company, LLC, Summit Subordinated Debt Fund II, L.P., Summit Partners SD II, LLC, Summit Ventures V, L.P., Summit Partners V, L.P., Summit Partners, LLC, Summit V Advisors Fund, L.P., Summit V Advisors Fund (QP), L.P. and Summit V Companion Fund, L.P., pursuant to sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as she might or could do in person thereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.











                               Page 31 of 43 Pages

            IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 7th day of February, 2000.


                                                /s/ E. Roe Stamps, IV
                                                --------------------------------
                                                E. Roe Stamps, IV

Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )

     On this 7th day of February, 2000, before me personally came E. Roe Stamps, IV, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.


[Notary Seal]
                                      /s/ Cynthia R. Freedman
                                      ------------------------------------------
                                      Notary Public


                                      My Commission expires: October 20, 2000
                                                             ----------------











                               Page 32 of 43 Pages

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 7th day of February, 2000.


                                                /s/ Stephen G. Woodsum
                                                --------------------------------
                                                Stephen G. Woodsum

Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )

     On this 7th day of February, 2000, before me personally came Stephen G. Woodsum, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.


[Notary Seal]
                                      /s/ Cynthia R. Freedman
                                      ------------------------------------------
                                      Notary Public


                                      My Commission expires: October 20, 2000
                                                             ----------------














                               Page 33 of 43 Pages

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 7th day of February, 2000.


                                                /s/ Martin J. Mannion
                                                --------------------------------
                                                Martin J. Mannion

Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )

     On this 7th day of February, 2000, before me personally came Martin J. Mannion, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.


[Notary Seal]


                                      /s/ Cynthia R. Freedman
                                      ------------------------------------------
                                      Notary Public


                                      My Commission expires: October 20, 2000
                                                             ----------------

















                               Page 34 of 43 Pages

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 8th day of February, 2000.


                                                /s/ Gregory M. Avis
                                                --------------------------------
                                                Gregory M. Avis

State of California                 )
                                    ) ss:
County of Santa Clara               )

     On this 8th day of February, 2000, before me personally came Gregory M. Avis, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.


[Notary Seal]
                                      /s/ Cynthia R. Freedman
                                      ------------------------------------------
                                      Notary Public


                                      My Commission expires: October 20, 2000
                                                             ----------------

















                               Page 35 of 43 Pages

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 7th day of February, 2000.


                                                /s/ Thomas S. Roberts
                                                --------------------------------
                                                Thomas S. Roberts

Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )

     On this 7th day of February, 2000, before me personally came Thomas S. Roberts, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.


[Notary Seal]
                                      /s/ Cynthia R. Freedman
                                      ------------------------------------------
                                      Notary Public


                                      My Commission expires: October 20, 2000
                                                             ----------------










                               Page 36 of 43 Pages

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 7th day of February, 2000.


                                                /s/ Bruce R. Evans
                                                --------------------------------
                                                Bruce R. Evans

Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )

     On this 7th day of February, 2000, before me personally came Bruce R. Evans, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.


[Notary Seal]


                                      /s/ Cynthia R. Freedman
                                      ------------------------------------------
                                      Notary Public


                                      My Commission expires: October 20, 2000
                                                             ----------------













                               Page 37 of 43 Pages

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 8th day of February, 2000.


                                                /s/ Walter G. Kortschak
                                                --------------------------------
                                                Walter G. Kortschak

State of California                  )
                                     ) ss:
County of Santa Clara                )

     On this 8th day of February, 2000, before me personally came Walter G. Kortschak, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.


[Notary Seal]
                                      /s/ Cynthia R. Freedman
                                      ------------------------------------------
                                      Notary Public


                                      My Commission expires: October 20, 2000
                                                             ----------------














                               Page 38 of 43 Pages

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 7th day of February, 2000.


                                                /s/ Joseph F. Trustey
                                                --------------------------------
                                                Joseph F. Trustey

Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )

     On this 7th day of February, 2000, before me personally came Joseph F. Trustey, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.


[Notary Seal]
                                      /s/ Cynthia R. Freedman
                                      ------------------------------------------
                                      Notary Public


                                      My Commission expires: October 20, 2000
                                                             ----------------


















                               Page 39 of 43 Pages

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 7th day of February, 2000.


                                                /s/ Kevin P. Mohan
                                                --------------------------------
                                                Kevin P. Mohan

Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )

     On this 7th day of February, 2000, before me personally came Kevin P. Mohan, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.


[Notary Seal]
                                      /s/ Cynthia R. Freedman
                                      ------------------------------------------
                                      Notary Public


                                      My Commission expires: October 20, 2000
                                                             ----------------












                               Page 40 of 43 Pages

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 8th day of February, 2000.


                                                /s/ Peter Y. Chung
                                                --------------------------------
                                                Peter Y. Chung

Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )

     On this 8th day of February, 2000, before me personally came Peter Y. Chung, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.


[Notary Seal]
                                      /s/ Cynthia R. Freedman
                                      ------------------------------------------
                                      Notary Public


                                      My Commission expires: October 20, 2000
                                                             ----------------













                               Page 41 of 43 Pages

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 9th day of February, 2005.


                                                /s/ Harrison B. Miller
                                                --------------------------------
                                                Harrison B. Miller

Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )

     On this 10th day of February, 2003, before me personally came Robert V. Walsh, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.


[Notary Seal]
                                      /s/ Cynthia R. Freedman
                                      ------------------------------------------
                                      Notary Public


                                      My Commission expires: October 4, 2007
                                                             ---------------













                               Page 42 of 43 Pages

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 9th day of February, 2005.


                                                /s/ Marc A. Friend
                                                --------------------------------
                                                Marc A. Friend

Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )

     On this 11th day of February, 2003, before me personally came Scott C. Collins, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.


[Notary Seal]
                                      /s/ Cynthia R. Freedman
                                      ------------------------------------------
                                      Notary Public


                                      My Commission expires: October 4, 2007
                                                             ---------------















                               Page 43 of 43 Pages